--------                                                      OMB APPROVAL
                                                     ---------------------------
 FORM 3          UNITED STATES SECURITIES            OMB Number:       3235-0104
                 AND EXCHANGE COMMISSION             Expires:  December 31, 2001
--------          Washington, DC. 20549              Estimated average burden
                                                     hours per response      0.5
             INITIAL STATEMENT OF BENEFICIAL         ---------------------------
                OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                      Section 17(a) of the Public Utility

               Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940


(Print or Type Responses)
-------------------------------------------- -----------------------------------
                                             2.  Date of Event-
1.  Name and Address of Reporting Person*        Requiring Statement
                                                 (Month/Day/Year)

van Reesema          Nickel         H.S.         June 18, 2001
--------------------------------------------
(Last)              (First)       (Middle)

      660 Madison Avenue, 10th Floor
-------------------------------------------- -----------------------------------
                (Street)                     3.  I.R.S. Identification
                                                 Number of Reporting
New York,        NY               10021          Person, if an entity
--------------------------------------------     (Voluntary)
(City)        (State)             (Zip)

--------------------------------------------------------------------------------
 4.  Issuer Name and Ticker or Trading Symbol

                            Trailer Bridge, Inc. (TRBR)

--------------------------------------------------------------------------------
 5.  Relationship of Reporting Person(s) to
     Issuer
         (Check all applicable)

          X    Director                   10% Owner
        -----                     ------
               Officer (give              Other (specify
        -----   title below)      ------          below)


--------------------------------------------------------------------------------
6.  If Amendment, Date of Original
      (Month/Day/Year)



--------------------------------------------------------------------------------
7.  Individual or Joint/Group Filing
      (Check Applicable Line)

           Form filed by One Reporting Person
    ------

           Form filed by More than One Reporting Person
    ------


------------------------------------------------------------------------------------------------------------------------------------
                           Table I - Non-Derivative Securities Beneficially Owned
--------------------------------------------- -------------------------- -------------------- --------------------------------------
1.  Title of Security                         2.  Amount of Securities   3.  Ownership        4.  Nature of Indirect Beneficial
    (Instr. 4)                                    Beneficially owned         Form:  Direct        Ownership (Instr. 5)
                                                  (Instr. 4)                 (D) or Indirect
                                                                             (I)  (Instr. 5)
--------------------------------------------- -------------------------- -------------------- --------------------------------------
None
--------------------------------------------- -------------------------- -------------------- --------------------------------------

--------------------------------------------- -------------------------- -------------------- --------------------------------------

--------------------------------------------- -------------------------- -------------------- --------------------------------------

--------------------------------------------- -------------------------- -------------------- --------------------------------------

--------------------------------------------- -------------------------- -------------------- --------------------------------------

--------------------------------------------- -------------------------- -------------------- --------------------------------------

--------------------------------------------- -------------------------- -------------------- --------------------------------------

--------------------------------------------- -------------------------- -------------------- --------------------------------------

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*   If the form is filed by more than one reporting person, see Instruction 5(b)(v).


Potential persons who are to respond to the collection of                  (Over
information contained in this form are not required to            SEC 1473 (3-99
respond unless the form displays a currently valid OMB control number.

FORM 3 (CONTINUED)        Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

------------------------ -------------------- ----------------------------------- ------------ ------------- ----------------------
1. Title of Derivative   2.  Date Exer-       3. Title and Amount of              4. Conver-   5. Owner-     6. Nature of Indirect
   Security (Instr. 4)       cisable and         Securities Underlying               sion or      ship          Beneficial Ownership
                             Expiration          Derivative Security (Instr. 4)      Exercise     Form of       (Instr. 5)
                             Date                                                    Price        Deri-
                             (Month/Day/Year)                                        of           vative
                                                                                     Deri-        Security:
                                                                                     vative       Direct
                                                                                     Security     (D) or
                                                                                                  Indirect
                                                                                                  (I)
                                                                                                  (Instr. 5)
------------------------ ---------- --------- ------------------------- --------- ------------ ------------- -----------------------
                                                                        Amount
                         Date       Expira-                             or
                         Exer-      tion             Title              Number
                         cisable    Date                                of
                                                                        Shares
------------------------ ---------- --------- ------------------------- --------- ------------ ------------- -----------------------
None
------------------------ ---------- --------- ------------------------- --------- ------------ ------------- -----------------------

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

Explanation of Responses:


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).




                                     /s/ William G. Gotimer, Jr.   June 26, 2001
                                   -------------------------------
                                   William G. Gotimer, Jr.
                                   Attorney-in-Fact for Nickel H.S. van Reesema


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.


Potential persons who are to respond to the collection of                 Page 2
information contained in this form are not required to respond unless the form displays a currently valid OMB Number.